SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2012

GRAPHITE CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54336	26-0641585
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

1031 Railroad Street, Suite 102A Elko, NV 89801
(Address of principal executive offices)

(775) 473-1355
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      . Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Graphite Corp.

Form 8-K

Current Report

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 9, 2012, Ms. Gloria Ramirez-Martinez (Ms. Ramirez-Martinez) resigned from her positions as President, Chief Financial Officer, Chief Financial Officer and Treasurer of Graphite Corp., a Nevada corporation, (the “Company”) and appointed Mr. Brian Goss (“Mr. Goss”), to serve as the Company’s President, Chief Financial Officer, Chief Financial Officer, Treasurer and Director.  Mr. Goss has accepted such appointments.  Ms. Ramirez-Martinez will continue in her capacity as a Director of the Company.

On July 9, 2012, Mr. Steven Radvak (“Mr. Radvak”) resigned as the Company’s Secretary and Ms. Ramirez Martinez was appointed to serve as the Company’s Secretary.  Ms. Ramirez-Martinez has accepted such appointment.

The biography for Mr. Goss is set forth below:

Mr. Goss graduated from Wayne State University with a Bachelor of Science Degree in Geology in 2003.  Mr. Goss worked the 2002-2003 field seasons for Kennecott Exploration during the early exploration stages of the Eagle Project, a Duluth Type high grade nickel and copper deposit in Michigan’s Upper Peninsula.  At the end of 2003, he moved to Northeast Nevada to explore for Carlin Type gold deposits.  From 2004-2007, he worked as a staff geologist for Cameco Corporation, and subsequently in its spin out company, Centerra Gold Inc., on the REN deposit where the exploration team drilled deep exploration holes using pre-collars with core tails to contribute to the expansion of the +1 million ounce gold deposit that was subsequently taken over by Barrick Gold.  Mr. Goss also held several other project geologist positions before founding Rangefront Consulting, LLC in early 2008. Mr. Goss has built Rangefront into a premier geological services company that caters to a large spectrum of clients in the mining and minerals exploration industries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 10, 2012

Graphite Corp.

By:  /s/ Brian Goss

Name:  Brian Goss

Title:  President